Exhibit 99.1

The Container Store Group, Inc. Announces First Quarter Fiscal 2016 Financial Results

Company Posts 4.4% Increase in Net Sales

Sees Positive Impact from TCS Closets® and SG&A Savings Initiatives

Launches its New Customer Financing Program

Coppell, TX — August 9, 2016 — The Container Store Group, Inc. (NYSE: TCS) (the “Company”), today announced financial results for the first quarter of fiscal 2016 ended July 2, 2016.  In light of the Company’s previously announced fiscal year end change, all references to prior year results are based on the recast 13 weeks ended July 4, 2015.

•                  Consolidated net sales were $177.4 million, up 4.4%.  Net sales in The Container Store retail business were $161.2 million, up 5.1%.  Elfa International AB third-party net sales were $16.2 million, down 1.8%.

•                  Comparable store sales for the first quarter of fiscal 2016 were down 1.4% based on the new comparable store sales reporting method, or down 0.2% based on the prior reporting method (see “Change in Comparable Store Sales Reporting Method” section in this press release for detail on the new reporting method).

•                  Consolidated net loss per diluted share (EPS) was ($0.04) compared with ($0.12) in the first quarter ended July 4, 2015.  The ($0.04) is inclusive of an approximate $0.05 benefit from new employment arrangements entered into with key executives during the quarter.

•                  The Company opened one new store in the first quarter of 2016 and plans to open an additional seven locations (inclusive of one relocation) in the remainder of fiscal 2016, opening two stores in the second quarter and the remaining five in the second half of fiscal 2016. The Company had 80 stores at the end of the first quarter of fiscal 2016, as compared to 72 as of July 4, 2015.

•                  On July 12, 2016, the Company launched its previously announced Customer Financing Program through Synchrony Financial.

Melissa Reiff, Chief Executive Officer, stated, “In our first fiscal quarter of 2016, we saw a benefit from the strategic investments and ‘closet domination’ focused initiatives we implemented in fiscal year 2015.  TCS Closets was again a key driver of comparable store sales performance providing a 230 basis point lift. And, we improved our operating profitability, as we maintained strong gross margins and delivered SG&A efficiencies.”

Reiff continued, “Looking ahead to the rest of the year, we remain committed to maximizing the targeted results of our fiscal year 2016 SG&A savings program. While we are encouraged by the progress being made and resulting improvement in our bottom line performance, we still have work to do on the top line.  My primary focus in my new role, in collaboration with our leadership team, is to drive consistent sales and profit growth, all with our continued commitment to The Container Store’s principled way of doing business.”

First Quarter 2016 Results

For the first quarter ended July 2, 2016, on a consolidated basis:

•                  Net sales were $177.4 million, up 4.4% as compared to the first quarter ended July 4, 2015. Net sales in The Container Store retail business were $161.2 million, up 5.1%, with the increase driven by new store sales, which more than offset the comparable store sales decline of 1.4% (or a decline of 0.2% under the prior reporting method). Elfa third-party net sales declined $0.3 million compared to the first quarter ended July 4, 2015, primarily due to lower sales in Russia, partially offset by the positive impact of foreign currency translation during the quarter.

•                  Gross margin was 59.0%, an increase of 40 basis points compared to the first quarter ended July 4, 2015. The Container Store retail business gross margin declined 10 basis points to 58.6% as a growing mix of lower margin products and services was partially offset by the impact of a stronger U.S. dollar. Elfa gross margin improved 330 basis points primarily due to lower direct materials costs and production efficiencies. On a consolidated basis, gross margin increased 40 basis points, as the decline in The Container Store retail business gross margin was more than offset by the increase in the Elfa gross margin.

•                  Selling, general and administrative expenses (“SG&A”) decreased by 2.1% to $92.3 million from $94.3 million in the first quarter ended July 4, 2015. SG&A as a percentage of net sales decreased 350 basis points. This was primarily due to the impact of amended and restated employment agreements entered into with key executives during the first quarter of fiscal 2016, leading to the reversal of accrued deferred compensation associated with the original employment agreements, net of costs incurred to execute the agreements, of $3.9 million, or 220 basis points. Additionally, the Company’s SG&A savings program contributed, in part, to decreased spending on certain major initiatives and decreased 401(k) costs. The Company also experienced lower healthcare costs during the quarter.

•                  Net interest expense decreased to $4.1 million from $4.2 million in the first quarter ended July 4, 2015.

•                  The effective tax rate was 33.3%, as compared to 36.8% in the first quarter ended July 4, 2015. The decrease in the effective tax rate is primarily due to a shift in the mix of domestic and foreign earnings.

•                  Net loss was $2.1 million, or ($0.04) per share, in the first quarter of fiscal 2016 compared to net loss of $5.8 million, or ($0.12) per share in the first quarter ended July 4, 2015. The net loss of $2.1 million in the first quarter of fiscal 2016 includes a benefit from the impact of amended and restated employment agreements entered into with key executives during the quarter, net of costs incurred related to management transition and income taxes, of approximately $2.2 million, or $0.05 per share.

•                  Adjusted EBITDA was $12.0 million in the first quarter of fiscal 2016 compared to $4.7 million in the first quarter ended July 4, 2015 (see GAAP/Non-GAAP reconciliation table).  The Adjusted EBITDA of $12.0 million in the first quarter of fiscal 2016 includes a benefit from the impact of amended and restated employment agreements entered into with key executives during the quarter, net of costs incurred to execute the agreements, of $3.9 million.

Balance sheet highlights:

(In thousands)	July 2, 2016	July 4, 2015
Cash	$8,189	$8,397
Total debt, net of deferred financing costs	$337,990	$356,603
Liquidity*	$78,598	$63,602

*Cash plus availability on revolving credit facilities

Change in Comparable Store Sales Reporting Method

In the first quarter of fiscal 2016, the Company changed its comparable store sales operating measure to reflect the point at which merchandise and service orders are fulfilled and delivered to customers, excluding shipping and delivery.  Prior to the first quarter of fiscal 2016, the comparable store sales operating measure in a given period was based on merchandise and service orders placed in that period, excluding shipping and delivery, which did not always reflect when the merchandise and services were received by the customer and, therefore, recognized in the Company’s financial statements as net sales. This revision has no impact on prior, or current, period reported net sales. The Company believes that changing the comparable store sales operating metric to better align with net sales presented in the Company’s financial statements will assist investors in evaluating our financial performance. See Recast Operating Data table for recast quarterly and full year fiscal 2015 comparable store sales on this revised basis.

Change in Fiscal Year

As previously disclosed, the Company changed its fiscal year end from the Saturday closest to February 28 to the Saturday closest to March 31 of each year. The fiscal year change was effective beginning with the Company’s current 2016 fiscal year, which began on April 3, 2016 and will end on April 1, 2017.  Recast historical unaudited quarterly and full year financial information for fiscal 2015 is included in this press release, as well as posted on the Company’s website under the Investor Relations link.  As recast, the first quarter of fiscal 2015 would have ended on July 4, 2015; the second quarter of fiscal 2015 would have ended on October 3, 2015; the third quarter of fiscal 2015 would have ended on January 2, 2016; and the fourth quarter and full fiscal year 2015 would have ended on April 2, 2016.

Outlook

The Company is maintaining its fiscal 2016 Outlook expecting consolidated net sales to be $830 to $845 million, based on its planned store openings, and a comparable store sales range of -1.5% to +0.5%.  Net income is still expected to be $0.20 to $0.30 per diluted common share based on estimated diluted common shares outstanding of 49 million. This assumes a tax rate of approximately 39% for the full year.

Conference Call Information

A conference call to discuss first quarter fiscal 2016 financial results is scheduled for today, August 9, 2016, at 4:30 PM Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 (international callers please dial (201) 493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at www.containerstore.com in the investor relations section of the website.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing (877) 870-5176 (international replay number is (858) 384-5517). The pin number to access the telephone replay is 13640929. The replay will be available through September 9, 2016 at 11:59 PM Eastern Time.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including expectations regarding driving consistent sales and profit growth, expectations for new store openings and relocations, and statements regarding our anticipated financial performance.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our inability to successfully implement our planned fiscal 2016 initiatives in the timeframe we expect or at all; our inability to open or relocate new stores in the timeframe and at the locations we anticipate; overall decline in the health of the economy, consumer spending, and the housing market; our inability to manage costs and risks relating to new store openings; our inability to source and market new products to meet consumer preferences; our failure to achieve or maintain profitability; our dependence on a single distribution center for all of our stores; effects of a security breach or cyber-attack of our website or information technology systems; our vulnerability to natural disasters and other unexpected events; our reliance upon independent third party transportation providers; our inability to protect our brand; our failure to successfully anticipate consumer preferences and demand; our inability to manage our growth; inability to locate available retail store sites on terms acceptable to us; our inability to maintain sufficient levels of cash flow to meet growth expectations; disruptions in the global financial markets leading to difficulty in borrowing sufficient amounts of capital to finance the carrying costs of inventory to pay for capital expenditures and operating costs; fluctuations in currency exchange rates; our inability to effectively manage our online sales; competition from other stores and internet based competition; our inability to obtain merchandise on a timely basis at competitive prices as a result of changes in vendor relationships; vendors may sell similar or identical products to our competitors; our reliance on key executive management, and the transition in our executive leadership; our inability to find, train and retain key personnel; labor relations difficulties; increases in health care costs and labor costs; our dependence on foreign imports for our merchandise; violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti bribery and anti-kickback laws; and our indebtedness may restrict our current and future operations.

These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on May 10, 2016, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

About The Container Store

The Container Store (NYSE: TCS) is the nation’s leading retailer of storage and organization products and the only retailer solely devoted to the storage and organization category of retailing. The company originated the concept of storage and organization retailing when it opened its first store in 1978. Today, the retailer has 80 store locations nationwide that each average 25,000 square feet. The Container Store has over 11,000 products to help customers save space and, ultimately, save them time. As the pace of modern life accelerates and being organized is not a luxury anymore but a necessity, The Container Store is devoted to making customers more productive, relaxed and happier by selling customized, complete solutions. Since its inception, the retailer has nurtured an employee-first culture and couples its one-of-kind product collection with a high level of customer service delivered by its highly trained organization experts. The company has been named to FORTUNE magazine’s 100 Best Companies To Work For® — 17 years in a row. Visit www.containerstore.com for more information about store locations, the product collection and services offered. To find out more about The Container Store’s unique culture, Foundation PrinciplesTM and devotion to Conscious Capitalism®, visit the retailer’s blog at www.whatwestandfor.com.

The Container Store Group, Inc.

Consolidated statements of operations (unaudited)

(In thousands, except share and	Thirteen Weeks Ended		Five Weeks Ended
per share amounts)	July 2, 2016	July 4, 2015	April 2, 2016
Net sales	$177,448	$169,958	$69,218
Cost of sales (excluding depreciation and amortization)	72,753	70,447	29,023
Gross profit	104,695	99,511	40,195
Selling, general, and administrative expenses (excluding depreciation and amortization)	92,313	94,284	34,504
Stock-based compensation	365	327	147
Pre-opening costs	1,096	1,640	191
Depreciation and amortization	9,347	8,231	3,009
Other expenses	549	—	102
(Loss) gain on disposal of assets	(3)	10	—
Gain (loss) from operations	1,028	(4,981)	2,242
Interest expense, net	4,110	4,173	1,550
(Loss) income before taxes	(3,082)	(9,154)	692
(Benefit) provision for income taxes	(1,025)	(3,366)	338
Net (loss) income	$(2,057)	$(5,788)	$354
Basic and diluted net (loss) income per common share	$(0.04)	$(0.12)	$0.01
Weighted-average common shares - basic and diluted	47,986,975	47,983,785	47,986,975

The Container Store Group, Inc.

Consolidated balance sheets (unaudited)

	July 2,	February 27,	July 4,
(In thousands, except share and per share amounts)	2016	2016	2015
Assets
Current assets:
Cash	$8,189	$13,609	$8,397
Accounts receivable, net	25,035	28,843	21,415
Inventory	104,144	86,435	109,246
Prepaid expenses	14,817	8,692	13,456
Income taxes receivable	770	157	1,186
Deferred tax assets, net	—	—	3,256
Other current assets	9,852	8,695	10,535
Total current assets	162,807	146,431	167,491
Noncurrent assets:
Property and equipment, net	173,937	176,117	173,255
Goodwill	202,815	202,815	202,815
Trade names	228,699	228,368	229,749
Deferred financing costs, net	389	419	222
Noncurrent deferred tax assets, net	1,269	2,090	2,213
Other assets	1,826	1,879	1,808
Total noncurrent assets	608,935	611,688	610,062
Total assets	$771,742	$758,119	$777,553
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$51,552	$40,274	$49,505
Accrued liabilities	62,220	69,635	55,262
Revolving lines of credit	5,982	721	10,379
Current portion of long-term debt	5,464	5,373	5,307
Income taxes payable	—	—	56
Total current liabilities	125,218	116,003	120,509
Noncurrent liabilities:
Long-term debt, net of deferred financing costs	326,544	316,135	340,917
Noncurrent deferred tax liabilities, net	79,922	80,720	80,293
Deferred rent and other long-term liabilities	33,532	38,193	37,781
Total noncurrent liabilities	439,998	435,048	458,991
Total liabilities	565,216	551,051	579,500

Shareholders’ equity:
Common stock, $0.01 par value, 250,000,000 shares authorized; 47,986,975 shares issued at July 2, 2016 and February 27, 2016; 47,983,804 shares issued at July 4, 2015	480	480	480
Additional paid-in capital	857,381	856,879	855,775
Accumulated other comprehensive loss	(19,175)	(19,835)	(17,452)
Retained deficit	(632,160)	(630,456)	(640,750)
Total shareholders’ equity	206,526	207,068	198,053
Total liabilities and shareholders’ equity	$771,742	$758,119	$777,553

The Container Store Group, Inc.

Consolidated statements of cash flows (unaudited)

	Thirteen Weeks Ended		Five Weeks Ended
	July 2,	July 4,	April 2,
(In thousands) (unaudited)	2016	2015	2016
Operating activities
Net (loss) income	$(2,057)	$(5,788)	$354
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	9,347	8,231	3,009
Stock-based compensation	365	327	147
(Gain) loss on disposal of property and equipment	(3)	10	—
Deferred tax (benefit) expense	(922)	(3,424)	958
Noncash interest	480	489	160
Other	(153)	219	45
Changes in operating assets and liabilities:
Accounts receivable	(2,836)	(760)	6,958
Inventory	(19,283)	(20,542)	1,516
Prepaid expenses and other assets	244	260	(7,371)
Accounts payable and accrued liabilities	18,497	6,197	(14,258)
Income taxes	175	(1,422)	(859)
Other noncurrent liabilities	(4,523)	(205)	(199)
Net cash used in operating activities	(669)	(16,408)	(9,540)

Investing activities
Additions to property and equipment	(8,013)	(12,199)	(2,435)
Proceeds from sale of property and equipment	7	191	1
Net cash used in investing activities	(8,006)	(12,008)	(2,434)

Financing activities
Borrowings on revolving lines of credit	11,530	15,016	4,958
Payments on revolving lines of credit	(9,017)	(11,890)	(2,072)
Borrowings on long-term debt	12,000	23,000	5,000
Payments on long-term debt	(6,355)	(1,327)	(944)
Proceeds from the exercise of stock options	—	1	—
Net cash provided by financing activities	8,158	24,800	6,942

Effect of exchange rate changes on cash	(103)	494	232
Net decrease in cash	(620)	(3,122)	(4,800)
Cash at beginning of period	8,809	11,519	13,609
Cash at end of period	$8,189	$8,397	$8,809

Supplemental information for non-cash investing and financing activities:
Purchases of property and equipment (included in accounts payable)	$751	$750	$1,114
Capital lease obligation incurred	$147	$237	$60

Note Regarding Non-GAAP Information

This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted EBITDA. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. These non-GAAP measures should not be considered as alternatives to net income (loss) as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. These non-GAAP measures are key metrics used by management, the Company’s board of directors, and Leonard Green and Partners, L.P., its controlling stockholder, to assess its financial performance. The Company presents these non-GAAP measures because it believes they assist investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance and because the Company believes it is useful for investors to see the measures that management uses to evaluate the Company.  These non-GAAP measures are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry. In evaluating these non-GAAP measures, you should be aware that in the future the Company will incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of these non-GAAP measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by relying on our GAAP results in addition to using non-GAAP measures supplementally. These non-GAAP measures are not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The Company defines EBITDA as net income before interest, taxes, depreciation, and amortization. Adjusted EBITDA is calculated in accordance with its credit facilities and is one of the components for performance evaluation under its executive compensation programs. Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of certain items, including certain non cash and other items that the Company does not consider in its evaluation of ongoing operating performance from period to period as discussed further below. The Company uses Adjusted EBITDA in connection with covenant compliance and executive performance evaluations, and to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies, to make budgeting decisions and to compare its performance against that of other peer companies using similar measures. The Company believes it is useful for investors to see the measures that management uses to evaluate the Company, its executives and its covenant compliance, as applicable. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry.

The Container Store Group, Inc. Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except share and per share amounts)

(unaudited)

The table below reconciles the non-GAAP financial measure adjusted EBITDA with the most directly comparable GAAP financial measure of GAAP net loss.

	Thirteen Weeks Ended
	July 2, 2016	July 4, 2015
Net loss	$(2,057)	$(5,788)
Depreciation and amortization	9,347	8,231
Interest expense, net	4,110	4,173
Income tax benefit	(1,025)	(3,366)
EBITDA	$10,375	$3,250
Pre-opening costs (a)	1,096	1,640
Noncash rent (b)	(418)	(670)
Stock-based compensation (c)	365	327
Foreign exchange losses (gains) (d)	42	176
Other adjustments (e)	572	14
Adjusted EBITDA	$12,032	$4,737

(a)                                 Non-capital expenditures associated with opening new stores and relocating stores, including rent, marketing expenses, travel and relocation costs, and training costs. We adjust for these costs to facilitate comparisons of our performance from period to period.

(b)                                 Reflects the extent to which our annual GAAP rent expense has been above or below our cash rent payment due to lease accounting adjustments. The adjustment varies depending on the average age of our lease portfolio (weighted for size), as our GAAP rent expense on younger leases typically exceeds our cash cost, while our GAAP rent expense on older leases is typically less than our cash cost.

(c)                                  Non-cash charges related to stock-based compensation programs, which vary from period to period depending on volume and vesting timing of awards. We adjust for these charges to facilitate comparisons from period to period.

(d)                                 Realized foreign exchange transactional gains/losses our management does not consider in our evaluation of our ongoing operations.

(e)                                  Other adjustments include amounts our management does not consider in our evaluation of our ongoing operations, including certain severance and other charges.

The Container Store Group, Inc.

Recast consolidated statements of operations (unaudited)

	Thirteen	Thirteen	Thirteen	Thirteen	Fifty-two
(In thousands, except share and	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
per share amounts)	July 4, 2015	October 3, 2015	January 2, 2016	April 2, 2016	April 2, 2016
Net sales	$169,958	$204,412	$212,836	$209,881	$797,087
Cost of sales (excluding depreciation and amortization)	70,447	86,139	87,402	88,606	332,594
Gross profit	99,511	118,273	125,434	121,275	464,493
Selling, general, and administrative expenses (excluding depreciation and amortization)	94,284	96,068	103,867	100,366	394,585
Stock-based compensation	327	373	488	387	1,575
Pre-opening costs	1,640	3,532	1,784	2,048	9,004
Depreciation and amortization	8,231	8,393	9,081	8,923	34,628
Other expenses	—	—	—	102	102
Loss (gain) on disposal of assets	10	(3)	58	(3)	62
(Loss) income from operations	(4,981)	9,910	10,156	9,452	24,537
Interest expense, net	4,173	4,232	4,209	4,158	16,772
(Loss) income before taxes	(9,154)	5,678	5,947	5,294	7,765
(Benefit) provision for income taxes	(3,366)	2,336	2,023	1,914	2,907
Net (loss) income	$(5,788)	$3,342	$3,924	$3,380	$4,858

Net (loss) income per common share - basic and diluted	$(0.12)	$0.07	$0.08	$0.07	$0.10

Weighted-average common shares - basic	47,983,785	47,986,401	47,986,975	47,986,975	47,986,034
Weighted-average common shares - diluted	47,983,785	47,986,972	47,986,975	47,986,975	47,986,034

The Container Store Group, Inc.

Recast selected consolidated balance sheet data (unaudited)

	As of
(In thousands)	July 4, 2015	October 3, 2015	January 2, 2016	April 2, 2016
Cash	$8,397	$7,397	$20,953	$8,809
Inventory	109,246	112,115	101,899	85,627
Total assets (1)	777,553	785,125	786,255	757,076
Long-term debt, net of deferred financing costs(1)	346,224	345,381	349,491	326,048
Stockholders’ equity	198,052	201,359	205,048	211,564

(1) In the first quarter of fiscal 2016, TCS retrospectively adopted Accounting Standards Update (“ASU”) 2015-03, Interest—Imputation of Interest: Simplifying the Presentation of Debt Issuance Costs. As such, the total asset and long-term debt amounts presented above reflect the adjustments to reclassify deferred financing costs from noncurrent assets to a reduction of long-term debt in accordance with the new guidance.

The Container Store Group, Inc.

Recast selected consolidated cash flow data (unaudited)

	Thirteen	Twenty-six	Thirty-nine	Fifty-two
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
(In thousands)	July 4, 2015	October 3, 2015	January 2, 2016	April 2, 2016
Cash flows (used in) provided by operating activities	$(16,409)	$(1,644)	$22,065	$42,371
Cash flows used in investing activities	(12,008)	(22,789)	(31,607)	(41,195)
Cash flows provided by financing activities	24,800	20,376	19,303	(3,916)
Effect of exchange rate changes on cash	495	(65)	(327)	30
Net (decrease) increase in cash	(3,122)	(4,122)	9,434	(2,710)
Cash at beginning of fiscal period	11,519	11,519	11,519	11,519
Cash at end of fiscal period	8,397	7,397	20,953	8,809

The Container Store Group, Inc.

Recast Reconciliation of GAAP to Non-GAAP Financial Measures (unaudited)

	Thirteen	Thirteen	Thirteen	Thirteen	Fifty-two
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
(In thousands)	July 4, 2015	October 3, 2015	January 2, 2016	April 2, 2016	April 2, 2016
Net (loss) income	$(5,788)	$3,342	$3,924	$3,380	$4,858
Depreciation and amortization	8,231	8,393	9,081	8,923	34,628
Interest expense, net	4,173	4,232	4,209	4,158	16,772
Income tax (benefit) expense	(3,366)	2,336	2,023	1,914	2,907
EBITDA	3,250	18,303	19,237	18,375	59,165
Pre-opening costs	1,640	3,532	1,784	2,048	9,004
Noncash rent	(670)	(311)	(508)	(295)	(1,784)
Stock-based compensation	327	373	488	387	1,575
Foreign exchange losses (gains)	176	(44)	141	(47)	226
Other adjustments	14	16	22	124	176
Adjusted EBITDA	4,737	21,869	21,164	20,592	68,362

The Container Store Group, Inc.

Recast Operating Data (unaudited)

	As of
	July 4, 2015	October 3, 2015	January 2, 2016	April 2, 2016
Store count	72	75	77	79

	Thirteen	Thirteen	Thirteen	Thirteen	Fifty-two
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	July 4, 2015	October 3, 2015	January 2, 2016	April 2, 2016	April 2, 2016
Comparable store sales growth for the period(2)	-1.9%	0.5%	-0.8%	-1.0%	-0.8%

(2) A store is included in the comparable store sales calculation on the first day of the sixteenth full fiscal month following the store’s opening. Comparable store sales are net of discounts and returns and exclude shipping and delivery sales. When a store is relocated, the Company continues to consider net sales from that store to be comparable store sales. Net sales from the Company’s website and call center are also included in calculations of comparable store sales.

In the first quarter of fiscal 2016, the Company changed its comparable store sales operating measure to be based on the point at which merchandise and service orders are fulfilled and delivered to customers, excluding shipping and delivery.  Prior to the first quarter of fiscal 2016, the comparable store sales operating measure in a given period was based on merchandise and service orders placed in that period, excluding shipping and delivery, which did not always reflect when the merchandise and services were received by the customer and, therefore, recognized in the Company’s financial statements as net sales. The Company believes that changing the comparable store sales operating metric to better align with net sales presented in the Company’s financial statements will assist investors in evaluating our financial performance. The comparable store sales percentages presented have been adjusted to reflect the updated definition.